EXHIBIT 10

                           EMPLOYMENT AGREEMENT


      Union Oil Company of California ("Unocal") and Lawrence M. Higby ("Employee") hereby agree that Employee shall provide personal services to Unocal effective July 1, 1994 in accordance with the following terms and conditions:


          1. Employee shall have the title of President, 76 Products Company and shall function as a group Vice-President responsible for refining and marketing activities. Employee shall be assigned such duties and responsibilities as established from time to time by R. C. Beach, Chief Executive Officer and Chief Operating Officer of Unocal, or his successor or delegate.

          2. Employee shall be compensated for such services at a base salary of $25,833.38 per calendar month. Employee shall be eligible for consideration for subsequent salary increases in accordance with Company practices and standards.

          3. The term of this Agreement shall be for a period of three years beginning July 1, 1994 and ending June 30, 1997 unless Employee shall die, become unable or unwilling to perform his duties under this Agreement, resign, or engage in misconduct. This Agreement shall terminate automatically on June 30, 1997. However, the obligation of paragraphs 6 and 9 shall survive the termination of this Agreement.

          4. Employee shall be eligible for grants under the Company's Long-Term Incentive Plan of 1991 in accordance with the terms of said plan and the practices of the Company. In addition to grants made at the normal period, the Chief Executive Officer will recommend to the Compensation Committee of the Board that a pro-rata grant of stock options and Performance Share Awards be made to Employee during 1994.

          5. Employee shall be an employee of Unocal. As such, Employee shall be eligible for and subject to Unocal's benefit plans and employment policies that are generally applicable to Unocal employees in accordance with the terms of said plans and policies. Employee shall be subject to all of Unocal's policies and standards of conduct except as otherwise specifically provided herein.
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                             - 2 -

          6. Employee recognizes that any business, economic or technical information pertaining to his assignment and/or the technology of Unocal Corporation, Union Oil Company of California or of any of its subsidiaries or affiliates (jointly referred to as "Union") which is received or developed by Employee in connection with Employee's work hereunder, or which is otherwise disclosed to Employee by Union either orally or in writing, is the sole property of Union. Employee agrees to keep such information confidential and not to use such information except in the course of rendering services pursuant to this Agreement. Employee shall not divulge such information to non-Union personnel, unless authorized to do so by a writing directed to him by Unocal's Chief Executive Officer either while performing services hereunder or thereafter. The foregoing obligation shall not apply to information which Employee can show either (i) is already known to Employee from non-Union sources, or (ii) is or becomes part of the public domain, other than by the wrongful act of Employee.

          7. This Agreement is for Employee's unique personal services and may not be assigned or delegated by him unless authorized in writing by the individual designated in Section 1.

          8. Employee will be eligible for immediate participation in the Unocal Incentive Compensation Plan. The "target award" under said plan shall be 20% of his annual base salary rate for calendar year 1994. Thereafter, Employee's target award will be determined in accordance with the terms of said plan and the practices generally applicable to participants. The actual payment of any award shall be subject to the general rules of the plan, including without limitation, achievement of individual goals, the Company's relative return to shareholders and satisfaction of the financial criteria of the plan.

          9. In the event that the Employee resigns, is terminated for misconduct, dies or is unable or unwilling to continue to render the services for which he was retained, no further payments under this Agreement shall be due. If the Employee is terminated for any other reason during the term of this Agreement, Employee shall be entitled to his base salary for the greater of one year or the remaining term of this Agreement. Employee shall also be entitled to a supplemental payment so that to the extent he has elected continued Unocal Medical Plan coverage under COBRA, his contribution rate will be the same as an active Unocal employee with the same coverage as Employee. The Employee shall also be entitled to payment of accrued Incentive Compensation Plan and Performance Share Awards to the extent such payment is consistent with the terms of said plans.

          10. If the Employee remains employed by Unocal or a subsidiary after June 30, 1997, this Agreement shall not govern the terms of said employment.

          11. Unocal shall retain the right to change Employee's title and assignment from time to time during the term of this Agreement.

          12. This Agreement constitutes the entire Agreement between the parties relating to the subject of this Agreement. There are no verbal or written agreements, inducements, statements, representations, promises or understandings between the parties except as expressly stated in this Agreement.

          13. Neither Unocal nor Employee shall be deemed to have waived any right available to either party under this Agreement or applicable law unless such waiver is set forth in a written document signed by Employee or by Unocal's Chief Executive Officer and directed to the other party.

          14. This Agreement may not be modified except by a written document signed by Employee and the Chief Executive Officer of Unocal.

          15. The Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

          16. The validity and interpretation of this Agreement and the legal relationship of the parties to it shall be governed by the laws of the State of California.

Executed

Agreed to:                         Agreed to:

/s/LAWRENCE M. HIGBY               UNION OIL COMPANY OF CALIFORNIA
   -----------------
                                   By: /s/R. C. BEACH
                                   ------------------

   6/10/94                         6/10/94
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   Date                            Date